Exhibit 4.2

CHARTERED SEMICONDUCTOR MANUFACTURING LTD
AND
THE BANK OF NEW YORK
Trustee

$375,000,000

5.75% Senior Notes due 2010
SECOND SUPPLEMENTAL INDENTURE

Dated as of August 3, 2005

TO

INDENTURE

Dated as of April 2, 2001

i

(continued)

ii

EXHIBITS
Exhibit A     FORM OF SENIOR NOTE

Reconciliation and tie between Trust Indenture Act of 1939 and
Supplemental Indenture, dated as of August 3, 2005
§ 316(c) 1.5

Note:	This reconciliation and tie shall not, for any purpose, be deemed to be part of the Indenture.

iii

     This SECOND SUPPLEMENTAL INDENTURE, dated as of August 3, 2005, is by and between CHARTERED SEMICONDUCTOR MANUFACTURING LTD, a Singapore limited liability company, having its principal office at 60 Woodlands Industrial Park D, Street 2, Singapore 738406 and THE BANK OF NEW YORK, a U.S. national banking association, as Trustee, having its principal office at 101 Barclay Street, 21st Floor West, New York, New York 10286, USA.
WITNESSETH:
     WHEREAS, the Company and Wells Fargo Bank Minnesota, National Association (“Wells Fargo”) executed and delivered an indenture, dated as of April 2, 2001, to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Indenture;
     WHEREAS, Wells Fargo and the Company entered into the First Supplemental Indenture, dated as of April 2, 2001, naming Wells Fargo as trustee for 2.50% Senior Convertible Notes due 2006 (the “Convertible Notes”);
     WHEREAS, the issuance and sale of up to $375,000,000 aggregate principal amount of a series of the Company’s Securities due 2010 (the “Senior Notes”) have been authorized by the Board of Directors of the Company;
     WHEREAS, the Company desires to issue and sell $375,000,000 aggregate principal amount of the Senior Notes on the date hereof;
     WHEREAS, the Company desires to enter into this Supplemental Indenture pursuant to Section 9.1 of the Indenture to supplement the Indenture to establish the form and terms of the Senior Notes; and
     NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the Senior Notes by the Holders thereof, the parties hereto hereby enter into this Supplemental Indenture, for the equal and proportionate benefit of all Holders of Senior Notes, as follows:
ARTICLE ONE
DEFINITIONS
Section 1.1     Relation to Base Indenture.
     This Supplemental Indenture constitutes an integral part of the Indenture. In the event of inconsistencies between the Indenture and this Supplemental Indenture, the terms hereof shall govern.
Section 1.2     Trustee.
     The Trustee with respect to the Senior Notes shall be The Bank of New York. For the sole purpose of the issuance of the Senior Notes, the Trustee acknowledges and agrees that (i) all references to the “Trustee” under the Indenture as used with respect to the Senior Notes shall mean The Bank of New York and (ii) unless specifically provided otherwise in this Supplemental Indenture, it shall be bound by the provisions of the Indenture (not taking into account any future amendments of the Indenture unless specifically agreed to by the Company and The Bank of New York in writing and approved by the Holders, if such approval is required under the relevant provisions of the Indenture and this Supplemental Indenture) as if it is a party to the Indenture in place of Wells Fargo such that The Bank of New York shall have the same obligations, rights and benefits under the Indenture as

Wells Fargo with respect to the Senior Notes. For the avoidance of any doubt, Wells Fargo shall continue to serve as the Trustee with respect to the outstanding Convertible Notes.
Section 1.3     Definitions.
     All of the terms used in this Supplemental Indenture which are defined in the Indenture shall have the meanings specified in the Indenture, unless otherwise provided herein or unless the context otherwise requires, and for the purposes of this Supplemental Indenture, the following terms have the meanings set forth in this Section:
     “Act” has the meaning specified in Section 1.5.
     “Additional Amounts” means any additional amounts which are required hereby, under circumstances specified in the Indenture, to be paid by the Company in respect of certain taxes imposed on Holders and which are owing to such Holders.
     “Additional Senior Notes” means additional Senior Notes that are issued under a supplemental indenture after the date that Senior Notes are first issued by the Company and authenticated by the Trustee under this Supplemental Indenture, which will rank pari passu with the Senior Notes initially issued in all respects, and shall be consolidated and form a single series with the Senior Notes and shall have the same terms as to status, redemption or otherwise as the Senior Notes.
     “Agent Members” has the meaning specified in Section 2.2.2.
     “Attributable Indebtedness” means, when used in connection with a Sale and Leaseback Transaction, at any date as of which the amount thereof is to be determined, the product of: (i) the net proceeds from such Sale and Leaseback Transaction multiplied by (ii) a fraction, the numerator of which is the number of full years of the term of the lease relating to the Property involved in such Sale and Leaseback Transaction (without regard to any options to renew or extend the term) remaining at the date of the making of such computation, and the denominator of which is the number of full years of the term of such lease (without regard to any options to renew or extend the term) measured from the first day of the term.
     “Beneficial Ownership” has the meaning specified in Rules 13d-3 and 13d-5 of the Exchange Act.
     “Capital Stock” of any Person means any and all shares, interests (including partnership interests), participations or other equivalents (however designated) of capital stock of such Person whether now outstanding or issued after the date of this Supplemental Indenture, including, without limitation, all common stock and preferred stock.
     “Capitalized Lease Obligation” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease or obligation in accordance with U.S. GAAP and, for the purposes of this Supplemental Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with U.S. GAAP.
     “Clearstream” means Clearstream Banking, société anonyme.
     “Company” means the Person named as the “Company” in the first paragraph of this Supplemental Indenture, until a successor Person shall have become such pursuant to the applicable provisions of this Supplemental Indenture, and thereafter “Company” shall mean such successor Person.
     “Company’s Authorized Agent” has the meaning specified in Section 6.9.

     “Control” means (i) possession, directly or indirectly, of more than 50% of the Voting Securities of the Company, or (ii) the ability, directly or indirectly, to influence any decision of, or to direct or cause the direction of, the Company’s management, and policies, including decisions pertaining to operations and maintenance.
     “corporation” includes corporations, associations, companies and business trusts.
     “Consolidated Net Assets” means, as of any date of determination, the sum of the amount that would appear on the Company’s consolidated balance sheet as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable provisions and other properly deductible items), after giving effect to purchase accounting and after deducting therefrom consolidated current liabilities and, to the extent otherwise included, the amounts of:
(i) the excess of cost over fair market value of assets or businesses acquired;
(ii) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter immediately preceding the issue date as a result of a change in the method of valuation in accordance with U.S. GAAP;
(iii) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;
(iv) minority interests in consolidated Subsidiaries held by Persons other than the Company or its Subsidiaries;
(v) treasury stock (if any are permitted under applicable law); and
(vi) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in consolidated current liabilities.
     “Convertible Notes” has the meaning set forth in the recitals.
     “Defaulted Interest” has the meaning specified in Section 2.3.
     “Depository” means The Depository Trust Company.
     “Event of Default” has the meaning specified in Section 4.1.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “Euroclear” means Euroclear Bank S.A./N.V.
     “Global Note” has the meaning specified in Section 2.2.1.
     “Group” has the meaning as used in Rules 13d-3 and 13d-5 of the Exchange Act.

     “Holder” means a Person in whose name a Senior Note is registered in the Security Register.
     “Indebtedness” means, except as provided otherwise in Section 5.2 for the purposes of Section 5.2 only, with respect to any Person on any date of determination:
(i) the principal of and premium (if any) in respect of:
(A) indebtedness of such Person for money borrowed; and
(B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;
(ii) all Capitalized Lease Obligations of such Person and all Attributable Indebtedness in respect of Sale and Leaseback Transactions entered into by such Person;
(iii) all obligations of such Person created or arising under conditional sale obligations or title retention agreements or similar agreements related to the deferred purchase price of Property (but excluding trade accounts payable arising in the ordinary course of business and other short-term accounts payable arising in connection with capital expenditures incurred in the ordinary course of business);
(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit or banker’s acceptance (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i), (ii) or (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);
(v) the amount of all obligations of such Person with respect to the repayment of any preference shares (but excluding, in each case, any accrued dividends);
(vi) all obligations of the type referred to in (i) through (v) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;
(vii) all obligations of the type referred to in (i) through (vi) above of other Persons secured by any lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property and the amount of the obligation so secured; and
(viii) to the extent not otherwise included in this definition, obligations of such Person hedging any of the Indebtedness obligations referred to above.
     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.
     “Indenture” means the indenture, dated as of April 2, 2001, between the Company and Wells Fargo, as originally executed and as it may from time to time be supplemented or amended by one or more supplemental indentures entered into between the Company and The Bank of New York pursuant to the applicable provisions thereof, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern this instrument and any such supplemental indenture, respectively.
     “Interest Payment Date” means the Stated Maturity of an installment of interest on the Senior Notes.
     “Material Subsidiary” means any Subsidiary of the Company whose consolidated net revenues or Consolidated Net Assets as shown on its most recent audited consolidated financial statements represent 10% or more of the Company’s consolidated net revenues or Consolidated Net Assets, as shown on the Company’s most recent audited consolidated financial statements.
     “Maturity”, when used with respect to any Senior Note, means the date on which the principal of such Senior Note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise.
     “New York Court” has the meaning specified in Section 6.9.
     “Outstanding”, when used with respect to the Senior Notes, means, as of the date of determination, all Senior Notes theretofore authenticated and delivered under this Supplemental Indenture, except:
(i) Senior Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation, including those surrendered for payment, redemption or repayment;
(ii) Senior Notes, or portions thereof, for whose payment or redemption or repayment at the option of the Holder money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Senior Notes; provided that, if such Senior Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Supplemental Indenture or provision therefor satisfactory to the Trustee has been made; or
(iii) Senior Notes which have been paid pursuant to Section 5.2 or in exchange for or in lieu of which other Senior Notes have been authenticated and delivered pursuant to this Supplemental Indenture, other than any such Senior Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Senior Notes are held by a bona fide purchaser in whose hands the Senior Notes are valid obligations of the Company; provided, however, that in determining whether the Holders of the requisite principal amount of Senior Notes Outstanding have given any request, demand, authorization, direction, notice, consent or waiver hereunder, and for the purpose of making the calculations required by TIA Section 313, Senior Notes owned by the Company or any other obligor upon the Senior Notes or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Senior Notes which the Trustee knows to be so owned shall be so disregarded. Senior Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Senior Notes and that the pledgee is not the Company or any other obligor upon the Senior Notes or any Affiliate of the Company or such other obligor.
     “Paying Agent” means any Person authorized by the Company to pay the principal of or interest on any Senior Notes on behalf of the Company.

     “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Predecessor Security” of any particular Senior Note means every previous Senior Note evidencing all or a portion of the same indebtedness as that evidenced by such particular Senior Note; and, for the purposes of this definition, any Senior Note authenticated and delivered under Section 2.8 of the Indenture in exchange for a mutilated security or in lieu of a lost, destroyed or stolen Senior Note shall be deemed to evidence the same indebtedness as the mutilated, lost, destroyed or stolen Senior Note.
     “Property” of any Person means all types of real, personal, tangible, intangible or mixed property (including any related contractual rights) owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under U.S. GAAP.
     “Redemption Date”, when used with respect to any Senior Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Supplemental Indenture.
     “Redemption Price”, when used with respect to any Senior Note to be redeemed, means the price at which it is to be redeemed pursuant to this Supplemental Indenture.
     “Regular Record Date” for the interest payable on any Interest Payment Date means the January 19 or July 19 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date.
     “Repayment Date”, when used with respect to any Senior Note to be repaid at the option of the Holder, means the date fixed for such repayment pursuant to this Supplemental Indenture.
     “Repayment Event” means any event where (a) Temasek ceases to beneficially own at least 30% of the Company’s Voting Securities; (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires Beneficial Ownership of the Company’s Voting Securities that is greater than the Beneficial Ownership of Temasek of the Company’s Voting Securities; or (c) Temasek ceases to Control the Company.
     “Repayment Price”, when used with respect to any Senior Note to be repaid at the option of the Holder, means the price at which it is to be repaid pursuant to this Supplemental Indenture.
     “Sale and Leaseback Transaction” means any arrangement with any Person pursuant to which Property is sold or transferred by such Person and such Property or substantially identical Property is, in a substantially contemporaneous transaction, leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.
     “Security Register” means the register kept by the Registrar with respect to the Senior Notes pursuant to Section 2.4 of the Indenture.
     “Senior Notes” has the meaning specified in the recitals.
     “Singapore Exchange” means the Singapore Exchange Securities Trading Limited.
     “Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee as specified in Section 2.3.

     “Stated Maturity”, when used with respect to any Indebtedness or any installment of principal thereof or interest thereon, means the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal amount of such Indebtedness or such installment of principal or interest is due and payable.
     “Supplemental Indenture” means this instrument as originally executed and as it may from time to time be supplemented or amended by one or more supplemental indentures supplemental hereto entered into pursuant to the applicable provisions hereof, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern this instrument and any such supplemental indenture, respectively.
     “Temasek” means Temasek Holdings (Private) Limited.
     “Trustee” means, pursuant to Section 1.2, The Bank of New York until a successor Trustee shall have become such pursuant to the applicable provisions of this Supplemental Indenture, and thereafter “Trustee” shall mean such successor Trustee.
     “U.S. GAAP” means generally accepted accounting principles in the United States, consistently applied, that are in effect from time to time.
     “Voting Securities” refers to all of the Company’s outstanding securities entitled to vote generally in elections of the Company’s directors.
     “Wells Fargo” has the meaning specified in the recitals.
Section 1.4     Rules of Construction.
     (i) A reference to “dollars”, “$” or “US$” is to the legal currency in the United States of America.
     (ii) A reference to “S$” is to the legal currency in the Republic of Singapore.
Section 1.5     Acts of Holders.
     (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Supplemental Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Supplemental Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.
     (b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

     (c) The ownership, principal amount and serial numbers of Senior Notes held by any Person, and the date of holding the same, shall be proved by the Security Register.
     (d) If the Company shall solicit from the Holders of Senior Notes any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. Notwithstanding TIA Section 316(c), such record date shall be the record date specified in or pursuant to such Board Resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith and not later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Senior Notes Outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Senior Notes Outstanding shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Supplemental Indenture not later than 180 days after the record date.
     (e) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Senior Note shall bind every future Holder of the same Senior Note and the Holder of every Senior Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Senior Note.
Section 1.6     Notices, etc., to Trustee and Company.
     Any request, demand, authorization, direction, notice, consent, waiver or act of Holders or other document provided or permitted by this Supplemental Indenture to be made upon, given or furnished to, or filed with,
     (a) the Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at the address of its principal office specified in the first paragraph of this Supplemental Indenture, or at any other addresses previously furnished in writing to each Holder or the Company by the Trustee, or
     (b) the Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Company addressed to it at the address of its principal office specified in the first paragraph of this Supplement Indenture, or at any other address previously furnished in writing to the Trustee by the Company.
     All notices delivered hereunder shall be in English and shall be deemed effective when actually received.
Section 1.7     Notice to Holders; Waiver.
     Where this Supplemental Indenture provides for notice of any event to Holders by the Company or the Trustee, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his address as it appears in the Security Register, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Any notice mailed to a Holder in the manner herein prescribed shall be conclusively deemed to have been received by such Holder, whether or not such Holder actually receives such notice. Where this Supplemental Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
     In case, by reason of the suspension of or irregularities in regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event to Holders when such notice is required to be given pursuant to any provision of this Supplement Indenture, then any manner of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice for every purpose hereunder.
     In addition, the Company shall publish any notices to Holders as necessary, including in English in the Financial Times, and The Wall Street Journal, provided that for so long as any Senior Notes are represented by Global Notes, notices may be given by delivery of the relevant notice to the Depository, including their Euroclear System and Clearstream Banking participants, for communication by them to their respective participants in substitution for publication in any such newspaper. If at any time publication in any such newspaper is not practicable, notices will be valid for the purposes of this section if published in an English language newspaper selected by the Company with general circulation in the market regions otherwise covered by the Financial Times and The Wall Street Journal. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.
ARTICLE TWO
FORM AND TERMS OF THE SENIOR NOTES
Section 2.1     Terms of the Senior Notes.
     The Senior Notes shall have the following terms, established pursuant to Section 2.2. of the Indenture:
     2.1.1 Pursuant to Section 2.2.1. of the Indenture, the title of the Senior Notes to be issued as a series of Securities under the Indenture shall be the “5.75% Senior Notes due 2010”.
     2.1.2 Pursuant to Section 2.2.2. of the Indenture, the Senior Notes shall be issued at a price equal to 98.896% of the aggregate principal amount thereof.
     2.1.3 Pursuant to Section 2.2.3. of the Indenture, the aggregate principal amount of the Senior Notes that may be authenticated and delivered under this Supplemental Indenture shall be limited to US$375,000,000. In addition, the Company shall be permitted to issue additional notes that are fully fungible with the Senior Notes including in respect of their principal amount, interest rate, redemption dates and terms and conditions of redemption without the consent of the Holders. In the event the Company does so issue such Additional Senior Notes, provided that the terms and conditions of such Additional Senior Notes so allow, the Company may consolidate all such Additional Senior Notes, for purposes of redemptions, so that redemptions would be made without any distinction in respect of the Senior Notes and all Additional Senior Notes subsequently issued. In the event of such consolidation, the Holders and the holders of such Additional Senior Notes would be deemed to be, and treated as though they were, members of a single class.
     2.1.4 Pursuant to Section 2.2.4. of the Indenture, 100% of the principal amount of the Senior Notes shall be payable on August 3, 2010.
     2.1.5 Pursuant to Section 2.2.5. of the Indenture, the Senior Notes shall bear interest at a rate equal to 5.75% per annum; interest on the Senior Notes shall accrue from August 3, 2005 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, until the principal hereof is paid or duly provided for; interest on the Senior Notes shall be payable semi-annually in arrears in cash on February 3 and August 3 of each year to Holders of record on January 19 or July 19 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date. Interest on the Senior Notes shall be computed from and including the prior Interest Payment Date (or, in the case of the first Interest Payment Date, from and including August 3, 2005) to but excluding the next Interest Payment Date on the basis of a 360-day year consisting of twelve 30-day months. In the event that any principal or interest on the Senior Notes is not paid when due, whether at Maturity or otherwise, then except to the extent permitted by law, such overdue principal and interest shall bear interest until paid at the rate of interest set forth in this Section 2.1.5., compounded semi-annually.
     2.1.6 Pursuant to Section 2.2.6. of the Indenture, the place or places where the principal of and interest in the Senior Notes shall be payable shall be as set forth in the Senior Notes, the form of which is attached hereto as Exhibit A.
     2.1.7 Pursuant to Section 2.2.7. of the Indenture, the Senior Notes shall be subject to redemption at the option of the Company as set forth in Section 3.1 of this Supplemental Indenture.
     2.1.8 Pursuant to Section 2.2.8. of the Indenture, the Company shall not be obligated to redeem or purchase the Senior Notes pursuant to any sinking fund or at the option of a Holder thereof prior to maturity.
     2.1.9 Pursuant to Section 2.2.9. of the Indenture, the Company shall be obligated to repurchase the Senior Notes at the option of the Holders thereof as set forth in Article Twelve established under Section 3.2 of this Supplemental Indenture.
     2.1.10 Pursuant to Section 2.2.12. of the Indenture, the Senior Notes shall be issued initially in the form of a Global Note in definitive, fully registered form without interest coupons in substantially the form of Exhibit A hereto, as more specifically described in Section 2.2 of this Supplemental Indenture.
     2.1.11 Pursuant to Section 2.2.13. of the Indenture, the principal amount of the Senior Notes together with any accrued, but unpaid, interest thereon shall be payable upon declaration of acceleration thereof pursuant to Section 6.2 of the Indenture as amended by this Supplemental Indenture.
     2.1.12 Pursuant to Section 2.2.14. of the Indenture, the currency of denomination of the Senior Notes shall be U.S. dollars.
     2.1.13 Pursuant to Section 2.2.15. of the Indenture, the currency in which payment of the principal of and interest on the Senior Notes shall be U.S. dollars.

     2.1.14 Pursuant to Section 2.2.18. of the Indenture, the Senior Notes shall not be secured by any collateral, except as may be provided in Section 5.1 of this Supplemental Indenture. The Senior Notes shall not be guaranteed by any Person.
     2.1.15 Pursuant to Section 2.2.19 of the Indenture, the Events of Default which apply to the Senior Notes and the right of the Trustee and Holders of Senior Notes to declare the principal amount thereof due and payable pursuant to Section 6.2 of the Indenture as amended by this Supplemental Indenture are set forth in Article Four of this Supplemental Indenture.
     2.1.16 Pursuant to Section 2.2.20 of the Indenture, additions to or changes in the covenants set forth in Articles IV or V of the Indenture which apply to the Senior Notes are set forth in Article Five of this Supplemental Indenture.
     2.1.17 Pursuant to Section 2.2.21 of the Indenture, the Senior Notes shall be unsecured, senior and unsubordinated obligations of the Company.
     2.1.18 Pursuant to Section 2.2.22 of the Indenture, the Company hereby appoints the Depository, the Paying Agent and the Registrar as set forth in Section 2.4.
Section 2.2 Form and Dating.
     The Senior Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Senior Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Senior Note shall be dated the date of its authentication. The Senior Notes shall be in denominations of $1,000 and integral multiples thereof.
     The terms and provisions contained in the Senior Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.
     2.2.1 Global Notes. Senior Notes initially shall be represented by global notes which shall be deposited on behalf of the purchasers of the Senior Notes represented thereby with the Depository at its New York office, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as provided in Section 2.2.2 (the “Global Note”). The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.
     2.2.2 Book-Entry Provisions. This Section 2.2.2 shall apply only to the Global Note deposited with or on behalf of the Depository.
     The Company shall execute and the Trustee shall, in accordance with this Section 2.2.2., authenticate and deliver the Global Note that (i) shall be registered in the name of the Depository or the nominee of the Depository and (ii) shall be delivered by the Trustee to the Depository or pursuant to the Depository’s instructions or held by the Trustee.
     Members of, or participants in, the Depository (“Agent Members”) shall have no rights either under this Indenture with respect to any Global Note held on their behalf by the Depository or under such Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of an owner of a beneficial interest in the Global Note.
     2.2.3 Certificated Senior Notes. Senior Notes issued in certificated form pursuant to Section 2.14.2 of the Indenture shall be substantially in the form of Exhibit A attached hereto (but without including the text referred to in footnotes 1 and 2 thereto). Owners of beneficial interests in the Global Note shall not be entitled to receive physical delivery of certificated Senior Notes pursuant to Section 13.2 as set forth in Section 4.1.
Section 2.3     Payment of Interest; Interest Rights Preserved.
     Interest on any Senior Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Senior Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.
     Any interest on any Senior Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder on the relevant Regular Record Date by virtue of having been such Holder, and such overdue interest and (to the extent lawful) interest on such overdue interest at the rate borne by the Senior Notes (such overdue interest and interest thereon herein collectively called “Defaulted Interest”) may be paid by the Company, at its election in each case, as provided in clause (1) or (2) below:
(1) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Senior Notes (or their respective Predecessor Securities) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Senior Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be given in the manner provided for in Section 1.6, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so given, such Defaulted Interest shall be paid to the Persons in whose names the Senior Notes (or their respective Predecessor Securities) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (2).
(2) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Senior Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

     Subject to the foregoing provisions of this Section, each Senior Note delivered under this Supplemental Indenture upon registration of transfer of or in exchange for or in lieu of any other Senior Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Senior Note.
Section 2.4     Depository and Paying Agent for Senior Notes.
     The Company initially appoints The Depository Trust Company to act as Depository with respect to the Global Note.
     The Company initially appoints the Trustee to act as the Paying Agent and the Registrar with respect to the Global Note.
Section 2.5     Calculations.
     All calculations relating to redemption will be made to the nearest cent.
ARTICLE THREE
ADDITIONAL REDEMPTION PROVISIONS
Section 3.1     Redemption at Option of the Company.
     Redemption of Senior Notes at the election of the Company, as permitted or required by any provision of the Indenture or this Supplemental Indenture, shall be made in accordance with the following provisions:
     3.1.1     Redemption for Taxation Reasons.
     The Senior Notes are redeemable at the option of the Company, in whole but not in part, on any date at a Redemption Price equal to the principal amount, plus any accrued and unpaid interest to the Redemption Date, if the Company determines that, as a result of (1) any change in or amendment to the laws or regulations of Singapore or any authority of or in Singapore having power to tax, or rulings promulgated under any such laws or regulations or by any authority of or in Singapore having power to tax, (2) any change in the general application or official or judicial interpretation of any such laws, regulations or rulings, or (3) any change in the general application or official or judicial interpretation of, or any execution or amendment to, any treaty or treaties affecting taxation to which Singapore is a party, which change, execution or amendment, in each case, becomes effective on or after August 3, 2005, the Company has been or will be required to pay Additional Amounts with respect to the Senior Notes.
     3.1.2     Election to Redeem; Notice to Trustee; Opinion of Counsel.
     The election of the Company to redeem any Senior Notes pursuant to Section 3.1.1. shall be evidenced by a Board Resolution. In case of any redemption at the election of the Company, the Company shall, concurrently with the giving of notice to the Holders, notify the Trustee of such Redemption Date. Prior to any redemption pursuant to Section 3.1.1, the Company agrees to provide the Trustee with an Opinion of Counsel that the conditions precedent to such redemption have occurred.

     3.1.3     Notice of Redemption.
     Notice of redemption shall be given in the manner provided below not less than 30 calendar days nor more than 60 calendar days prior to the Redemption Date, to each Holder of Senior Notes to be redeemed.
     All notices of redemption shall set forth:
(1) the Redemption Date,
(2) the Redemption Price and the amount of accrued and unpaid interest to the Redemption Date payable as provided in Section 3.1.5., if any,
(3) that on the Redemption Date, the Redemption Price (and accrued and unpaid interest, if any, to the Redemption Date) payable as provided in Section 3.1.5. will become due and payable upon each such Senior Note to be redeemed, and that interest thereon will cease to accrue on and after said date, and
(4) the place or places where such Senior Notes are to be surrendered for payment of the Redemption Price and accrued and unpaid interest, if any.
     Notice of redemption of Senior Notes to be redeemed at the election of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company, in which case the Trustee shall provide the Company with a notice stating the date on which such notice of redemption was mailed to Holders and/or proof that such notice of redemption was published.
     3.1.4     Deposit of Redemption Price.
     On or before any Redemption Date (but no later than 10:00 A.M. (New York time) on the Redemption Date), the Company shall deposit with the Trustee or with a Paying Agent an amount of money sufficient to pay the Redemption Price of, and accrued and unpaid interest on, all the Senior Notes which are to be redeemed on that date. The Trustee and Paying Agent shall have no obligation to make any payments prior to the receipt of funds sufficient for such payment from the Company.
     3.1.5     Senior Notes Payable on Redemption Date.
     Notice of redemption having been given as aforesaid, the Senior Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified (together with accrued and unpaid interest, if any, to the Redemption Date), and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued and unpaid interest) such Senior Notes shall cease to bear interest. Upon surrender of any such Senior Note for redemption in accordance with said notice, such Senior Note shall be paid by the Company at the Redemption Price, together with accrued and unpaid interest, if any, to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Senior Notes, or one or more Predecessor Securities, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of Section 5.3.
     If any Senior Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate borne by the Senior Notes.

Section 3.2	Repurchase at Option of Holders.

The Senior Notes shall contain the following provisions regarding repurchase at the option of Holders:
ARTICLE TWELVE
REPAYMENT AT OPTION OF HOLDERS

Section 12.1.	Applicability of Article.

Upon the occurrence of a Repayment Event, each Holder of the Senior Notes shall have the right to require repayment by the Company for all (or any portion equal to US$1,000 or any integral multiple thereof) of such Holder’s Senior Notes in cash at a Repayment Price equal to 101% of the principal amount, plus any accrued and unpaid interest to the Repayment Date (subject to the right of Holders of record of the Senior Notes on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Repayment Date) in accordance with provisions of this Article Twelve.

Section 12.2.	Repayment of Senior Notes.

The Company covenants that on or before the Repayment Date (but no later than 10:00 A.M. (New York time) on the Redemption Date) it will deposit with the Trustee or with a Paying Agent an amount of money sufficient to pay the Repayment Price and the accrued and unpaid interest on, all the Senior Notes or portions thereof, as the case may be, to be repaid on such Repayment Date. The Trustee and Paying Agent shall have no obligation to make any payments prior to the receipt of funds sufficient for such payment from the Company.

Section 12.3.	Exercise of Option.

In order to be repaid at the option of the Holder, any Senior Note so providing for such repayment, with the “Notice to Elect Repayment” form thereon duly completed by the Holder (or by the Holder’s attorney duly authorized in writing), must be received by the Company at its office or agency for such purpose specifying the principal amount of the Senior Note submitted for repayment, not later than the date specified by the Company in its notice of the Repayment Event in accordance with Section 12.6. If less than the entire principal amount of such Senior Note is to be repaid, the principal amount of such Senior Note to be repaid, in increments of US$1,000, and the denomination or denominations of the Senior Note or Senior Notes to be issued to the Holder for the portion of the principal amount of such Senior Note surrendered that is not to be repaid, must be specified. The principal amount of any Senior Note may not be repaid in part if, following such repayment, the unpaid principal amount of such Senior Note would be less than US$1,000. The exercise of the repayment option by the Holder of any Senior Note shall be irrevocable unless waived by the Company.

Section 12.4.	When Senior Notes Presented for Repayment Become Due and Payable.

Any Senior Notes surrendered for repayment as provided in this Article shall become due and payable and shall be paid by the Company on the Repayment Date therein specified, and on and after such Repayment Date (unless the

Company shall default in the payment of such Senior Notes on such Repayment Date) such Senior Notes shall cease to bear interest. Upon surrender of any such Senior Note for repayment in accordance with the provisions of this Article 12, the Repayment Price of such Senior Note to be repaid shall be paid by the Company, together with accrued interest, if any, to the Repayment Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Repayment Date shall be payable to the Holders of such Senior Notes, or one or more Predecessor Securities, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of Section 2.3.

If the Repayment Price of any Senior Note surrendered for repayment shall not be so paid upon surrender thereof, such Repayment Price (together with interest, if any, thereon accrued to such Repayment Date) shall, until paid, bear interest from the Repayment Date at the rate of interest borne by the Senior Notes.

Section 12.5.	Senior Notes Repaid in Part.

Subject to Section 2.2.3. in the case of Global Notes, upon surrender of any Senior Note which is to be repaid in part only, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Senior Note, without service charge and at the expense of the Company, a new Senior Note or Senior Notes of the same series, of any authorized denomination specified by the Holder, in an aggregate principal amount equal to and in exchange for the portion of the principal of such Senior Note so surrendered which is not to be repaid.

Section 12.6.	Notice of Repayment Event.

Notice of a Repayment Event shall be given in the manner provided for in Section 1.6. as soon as practicable, but in no event later than five (5) Business Days after the Company becomes aware of the occurrence of such event, to the Trustee and each Holder of Senior Notes.

All notices of a Repayment Event shall identify the nature of such Repayment Event and its date of occurrence and state:

(1) the Repayment Date, which shall be the date that is 45 days from the notice day (or, if not a Business Day, the next succeeding Business Day thereafter), and the latest date by which the “Notice to Elect Repayment” must be received, which shall be the date that is 10 days prior to the Repayment Date (or, if not a Business Day, the next succeeding Business Day thereafter);

(2) the Repayment Price and the amount of accrued and unpaid interest to the Repayment Date payable as provided in Section 12.4, if any;

(3) that on the Repayment Date, the Repayment Price (and accrued and unpaid interest, if any, to the Repayment Date payable as provided in Section 12.4) will become due and payable upon each such Senior Note in relation to which a valid “Notice to Elect Repayment” has been received by the Company, and that interest thereon will cease to accrue on and after said date with respect to such Senior Note; and

(4) the place or places where such Senior Notes are to be surrendered for payment of the Repayment Price and accrued and unpaid interest, if any.

Notice of any Repayment Event shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company, in which case the Trustee shall provide the Company with a notice stating the date on which such notice was mailed to Holders and/or proof that such notice was published, in each case in accordance with Section 1.6.

Section 3.3     Purchase of Senior Notes.
The Company or any Subsidiary of the Company may at any time and from time to time purchase Senior Notes at any price in the open market or otherwise. Any Senior Note so purchased may, to the extent permitted by applicable law and subject to any other contractual obligations of the Company, be held, re-issued or resold or, at the Company’s option, be surrendered to the Trustee for cancellation.
ARTICLE FOUR
DEFAULTS AND REMEDIES WITH RESPECT TO THE SENIOR NOTES
With respect to the Senior Notes, Section 6.1, Section 6.2, and Section 6.3 of the Indenture, respectively, shall be replaced in their entirety by Section 4.1, Section 4.2, and Section 4.3 hereunder:
Section 4.1     Events of Default.
“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(1) default in the payment of the principal of any of the Senior Notes at Maturity; or
(2) default in the payment of any interest on any of the Senior Notes when it becomes due and payable, and continuance of such default for a period of 30 days; or
(3) default in the performance, or breach, of any covenant or agreement of the Company in this Supplemental Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with elsewhere in this Section), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Senior Notes Outstanding a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or
(4) (A)there shall have occurred one or more defaults by the Company or any Material Subsidiary in the payment of the principal of Indebtedness aggregating US$30 million or more, when the same becomes due and payable at the Stated Maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of the Company or any Material Subsidiary aggregating US$30 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment), prior to the Stated Maturity thereof; and, in each case, continuance of such default or non-annulment of such acceleration for a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Senior Notes Outstanding a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or
(5) (A) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company or any of its Material Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Material Subsidiaries for the benefit of its creditors under any applicable law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any of its Material Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or (B) the institution by the Company or any of its Material Subsidiaries of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief for the benefit of its creditors under any applicable law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or such Material Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due.
Section 4.2     Acceleration of Maturity; Rescission and Annulment.
     If an Event of Default (other than an Event of Default referred to in Section 4.1(5) of this Supplemental Indenture) occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Senior Notes Outstanding may declare the principal amount of all the Senior Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount of all Senior Notes shall become immediately due and payable. If an Event of Default specified in Section 4.1(5) shall occur, the principal amount of all outstanding Senior Notes shall ipso facto become and be immediately due and payable without declaration or other act on the part of the Trustee or any Holder.
     At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article, the Holders of a majority in principal amount of the Senior Notes Outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if
     (1) the Company has paid or deposited with the Trustee a sum sufficient to pay,
(A) all overdue interest on all Senior Notes Outstanding,
(B) all unpaid principal of any Senior Notes Outstanding which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate borne by the Senior Notes,
(C) to the extent that payment of such interest is lawful, interest on overdue interest at the rate borne by the Senior Notes, and
(D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2) all Events of Default, other than the non-payment of amounts of principal of or interest on Senior Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in this Section 4.2.
     No such rescission shall affect any subsequent default or impair any right consequent thereon.
Section 4.3     Collection of Indebtedness and Suits for Enforcement by Trustee.
     The Company covenants that if
     (a) default is made in the payment of any installment of interest on any Senior Note when such interest becomes due and payable and such default continues for a period of 30 days, or
     (b) default is made in the payment of the principal of any Senior Note at the Maturity thereof, the Company will, upon demand of the Trustee (but no such demand shall be required in the case of an Event of Default specified in Section 4.1(5)), pay to the Trustee for the benefit of the Holders of such Senior Notes, the whole amount then due and payable on such Senior Notes for principal and interest, and interest on any overdue principal and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Senior Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
     If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Senior Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Senior Notes, wherever situated.
     If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Supplemental Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.
ARTICLE FIVE
COVENANTS
Section 5.1     Consolidation, Merger, Conveyance, Transfer or Lease
     The following provisions shall replace Article V of the Indenture in its entirety with respect to the Senior Notes:

ARTICLE V
SUCCESSORS
Section 5.1     Company May Consolidate, etc., Only on Certain Terms.
The Company shall not consolidate with or merge into any other corporation or, together with or through one or more of its Subsidiaries, convey, transfer or lease all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis to any Person, unless:
(1) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (a) shall be a corporation, partnership or trust or other entity organized and validly existing under the laws of Singapore or the United States and (b) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in a form satisfactory to the Trustee, the Company’s obligation for the due and punctual payment of the principal of, and interest, on all the Senior Notes and the performance and observance of every covenant of this Supplemental Indenture and the Indenture on the part of the Company to be performed or observed;
(2) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and
(3) the Company or such Person shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the relevant terms and conditions of this Supplemental Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.
This Section shall only apply to a merger or consolidation in which the Company is not the surviving corporation and to conveyances, leases and transfers by the Company as transferor or lessor.
     Section 5.2     Successor Person Substituted.
Upon any consolidation by the Company with or merger by the Company into any other corporation or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to any Person in accordance with Section 5.1, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Supplemental Indenture with the same effect as if such successor Person had been named as the Company herein, and in the event of any such conveyance or transfer, the Company (which term shall for this purpose mean the Person named as the “Company” in the first paragraph of this Supplemental Indenture or any successor Person which shall theretofore become such in the manner described in Section 5.1), except in the case of a lease, shall be discharged of all obligations and covenants under this Supplemental Indenture and the Senior Notes and may be dissolved and liquidated.
Section 5.2     Negative Pledge.
     The following additional covenant shall apply to the Senior Notes:

     5.2.1 So long as any Senior Note remains Outstanding, the Company shall not, and shall procure that none of its Material Subsidiaries shall, create or permit to subsist any security interest upon the whole or any part of any present or future property or assets to secure the repayment of, or any guarantee or indemnity in respect of, any Indebtedness without (i) at the same time or prior thereto securing the Senior Notes equally and ratably with such securities or otherwise in a manner satisfactory to the Trustee or (ii) providing such other security for the Senior Notes as the Trustee may, in its absolute discretion, deem to be not materially less beneficial to the Holders of Senior Notes or as may be approved by the Holders of at least a majority in principal amount of the Outstanding Senior Notes.
     5.2.2 The foregoing restriction shall not apply to any security interest upon the whole or a part of any property or assets of the Company or any of its Material Subsidiaries, which security interest is:
(i) existing on August 3, 2005;
(ii) to secure any Indebtedness (including Capitalized Lease Obligations) incurred by the Company solely for the purposes of financing all or any part of the purchase price or the cost of acquisition, design, development, construction, equipping, installation, alteration, repair or improvement of any property or assets acquired by the Company after August 3, 2005; provided that (A) the security interest is confined to such property or assets, (B) the principal amount of Indebtedness secured by such security interest shall not exceed such cost and (C) the security interest attaches to such property or assets concurrently with or within 120 days of the time of the acquisition of such property or assets or the completion of the activity being financed;
(iii) to secure any Indebtedness existing on (A) any property or asset of any entity at the time the Company or one of its Subsidiaries acquire such entity after August 3, 2005, whether by merger, consolidation or otherwise or (B) any property or asset at the time it is acquired by the Company or one of its Subsidiaries after August 3, 2005; provided that in each case such security interest shall not have been created in contemplation of or in connection with such acquisition;
(iv) on the property, assets or accounts of a Material Subsidiary to secure Indebtedness (including Capitalized Lease Obligations) incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, design, development, construction, equipping, installation, alteration, repair or improvement of property, plant or equipment of such Material Subsidiary;
(v) upon any debt service reserve or similar account of the Company or any of its Material Subsidiaries established or existing for the purpose of servicing payments of principal, interest or other amounts due or payable by the Company or any of its Material Subsidiaries under any agreement, understanding or arrangement pursuant to which the Company or any of its Material Subsidiaries has incurred Indebtedness or (without duplication) evidencing any Indebtedness of the Company or any of its Material Subsidiaries; provided that the total Indebtedness of the Company or of its Material Subsidiaries (taken together) secured by such accounts of the Company or any of its Material Subsidiaries shall not exceed $50.0 million, excluding any Indebtedness permitted to be secured by sub-sections (i) through (iv), (vi), (vii) or (viii) of this Section 5.2.2;

(vi) a contractual right of setoff pertaining to the pooled deposit and/or sweep accounts of the Company or any of its Material Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;
(vii) to secure any Indebtedness owing to the Company or to a wholly-owned Material Subsidiary; or
(viii) a refinancing, renewal, extension or replacement (in whole or in part) of any Indebtedness permitted to be secured by subsections (i) through (vii) above of this Section 5.2.2.
     For the purposes of this Section 5.2 only:
     “Indebtedness” means any obligation for the payment or repayment of money borrowed.
Section 5.3     Payment of Principal, Interest and Additional Amounts.
     The Company covenants and agrees for the benefit of the Holders that it will duly and punctually pay the principal of and interest on the Senior Notes in accordance with the terms of the Senior Notes and this Supplemental Indenture.
     All payments of or in respect of principal and interest on the Senior Notes shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Singapore or any authority of or in Singapore having authority to tax unless these taxes, duties, assessments or governmental charges are required to be withheld or deducted. In the event of such withholding or deduction, the Company agrees to pay by way of additional interest such additional amounts of, or in respect of, principal, and interest as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges of Singapore) in the payment to each Holder of a Senior Note of the amounts that would have been payable in respect of such Senior Note had no withholding or deduction been required, except that no Additional Amounts shall be payable for or on account of:
     (i) any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that such Holder:
(A) was for Singapore tax purposes treated as a resident of Singapore or who is otherwise subject to such taxes, duties, assessments or governmental charges by reason of being connected with Singapore other than through the mere ownership of, or receipt of payment under, such Senior Note; or
(B) presented such Senior Note more than 30 calendar days after the date on which the payment in respect of such Senior Note first became due and payable or provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amounts if it had presented such Senior Note for payment on any day within such period of 30 calendar days;
     (ii) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(iii) any tax, duty, assessment or other governmental charge which is payable otherwise than by deduction or withholding from the payment of principal of or interest on the Senior Notes;
(iv) any tax, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a Senior Note with a reasonable request by the Company addressed to the Holder (A) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any reasonable information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of Singapore as a precondition to exemption from all or part of such tax, duty, assessment or other governmental charge; or
(v) any combination of the items listed above;
nor shall Additional Amounts be paid with respect to any payment of the principal of or interest on any Senior Note to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment if the beneficial owner would not otherwise have been entitled to the Additional Amounts.
     Any reference herein to the payment of the principal of or interest on any Senior Note shall be deemed to include the payment of Additional Amounts provided for in this Supplemental Indenture to the extent that, in such context, Additional Amounts are, were or would be payable under this Supplemental Indenture.
Section 5.4     Maintenance of Office or Agency.
     The Company will maintain in Singapore and The City of New York an office or agency where Senior Notes may be presented or surrendered for payment, where Senior Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Senior Notes and this Supplemental Indenture may be served. The principal office of the Company shall serve as the office or agency of the Company in Singapore. The office of the Trustee in The City of New York shall serve as such office or agency of the Company in The City of New York. The Company will give prompt written notice to the Trustee of any change in the location of any such offices or agencies. If at any time the Company shall fail to maintain any such required offices or agencies or shall fail to furnish the Trustee with the addresses thereof, such presentations, surrenders, notices and demands may be made or served at the offices of the Trustee, and the Company hereby appoints the Trustee as its Paying Agent to receive all such presentations, surrenders, notices and demands. The Security Register of the Senior Notes will be kept by the Trustee in The City of New York.
     The Company may also from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Senior Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in The City of New York for such purposes and provided, further, that the Company shall be required at all times to maintain such an office or agency in each place of payment for the Senior Notes. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

Section 5.5     Reports to Holders
     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Senior Notes remain outstanding, the Company shall, (A) provide the Trustee and the Holders with the annual reports and information, documents and reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a foreign private issuer subject to such Sections within 15 days after the times specified for the filing of the information, documents and reports under such Sections; and (B) file with the U.S. Securities and Exchange Commission, to the extent permitted, the information, documents, and reports referred to in the provision above within the periods specified for such filings under the Exchange Act (whether or not applicable to the Company).
     In addition, at any time when the Company is not subject to, or the Company is not current in reporting obligations under the provisions above, the Company shall make available, upon request, to any Holder and any prospective purchaser of the Senior Notes the information required pursuant to Rule 144A under the U.S. Securities Act of 1933.
ARTICLE SIX
MISCELLANEOUS
Section 6.1     Effect of Headings.
     The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Section 6.2     Successors and Assigns.
     All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
Section 6.3     Separability Clause.
     In case any provision in this Supplemental Indenture or in the Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 6.4     Governing Law.
     THIS SUPPLEMENTAL INDENTURE AND THE SENIOR NOTES ISSUED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 6.5     Satisfaction and Discharge; Legal Defeasance.
     Section 8.1 through Section 8.3 of the Indenture, regarding satisfaction and discharge, and legal defeasance with respect to the Securities of any Series shall not be applicable to the Senior Notes.

Section 6.6     Covenant Defeasance.
     Section 8.4 of the Indenture is hereby amended and restated with respect to the Senior Notes as follows:
     The Company need not comply with the covenants described in Sections 5.2 and 5.5 of this Supplemental Indenture, if:
     (i) the Company has deposited or caused to be irrevocably deposited in trust with the Trustee, specifically pledged as security for, and dedicated solely to, the benefit of the Holder of the Senior Notes, (a) cash in U.S. dollars, or (b) U.S. Government Obligations, or (c) any combination of (a) and (b), which through the payment of interest and principal in respect thereof, in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee, to pay principal and interest, if any, on the Senior Notes on the dates such installments of interest or principal are due;
     (ii) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound; :
     (iii) no Default or Event of Default with respect to the Senior Notes shall have occurred and be continuing on the date of such deposit or during the period ending on the 91st day after such date;
     (iv) the Company shall have delivered to the Trustee an Opinion of Counsel confirming that Holders of the Senior Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;
     (v) the Company shall have delivered to the Trustee an Opinion of Counsel confirming that Holders of the Senior Notes will not recognize income, gain or loss for Singapore income tax purposes as a result of such deposit and defeasance and will be subject to Singapore income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (unless the Company has deposited or caused to be irrevocably deposited in trust with the Trustee, specifically pledged as security for, and dedicated solely to, the benefit of the Holder of the Senior Notes, (a) cash in U.S. dollars, or (b) U.S. Government Obligations, or (c) any combination of (a) and (b), which through the payment of interest and principal in respect thereof, in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee, to fully compensate the Holders of the Senior Notes for any Singapore taxes they would be required to pay as a result of such deposit and defeasance);
     (vi) the Company shall have delivered to the Trustee an Officers’ Certificate stating the deposit was not made by the Company with the intent of preferring the Holders of the Senior Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company; and

     (vii) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the defeasance stated in subsections (i) through (vi) have been complied with.
     In the event covenant defeasance occurs, any omission to comply with the applicable covenants will not constitute a default an Event of Default with respect to the Senior Notes.
Section 6.7     Repayment to Company.
     Section 8.5 of the Indenture is hereby amended and restated with respect to the Senior Notes as follows:
     The Trustee and the Paying Agent shall pay to the Company upon request any money held by them in trust for the payment of principal and interest that remains unclaimed for two years. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person. All liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in the Borough of Manhattan, The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.
     Claims in respect of payment of principal of, and interest on, the Senior Notes will be prescribed unless made within a period of ten years, in the case of principal, and five years, in the case of interest, from the date when the relevant principal or interest becomes due and payable.
Section 6.8     Place of Payment.
     Section 9.3(f) of the Indenture hereby is amended and restated with respect to the Senior Notes as follows:
Without the consent of each Holder affected, such amendment or waiver may not: (f) change the place of payment or make the principal of or interest, if any, on any Security payable in any currency other than that stated in the Security.
Section 6.9     Jurisdiction.
     The Company agrees that any suit, action or proceeding against the Company arising out of or based upon this Supplemental Indenture or the transactions contemplated hereby may be instituted in any U.S. Federal or State court located in the State of New York, County of New York (“New York Court”); and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably accepts and submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company has appointed Chartered Semiconductor Manufacturing, Inc., at 1450 McCandless Drive, Milpitas, California 94035, as its authorized agent (the “Company’s Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or based upon this Supplemental Indenture or the transactions contemplated herein which may be instituted in any New York Court and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Company consents to process being served in any action or proceeding by mailing a copy thereof by registered or certified mail to the Company’s Authorized Agent. The Company hereby represents and warrants that the Company’s Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Company’s Authorized Agent shall be deemed, in every respect, effective service of process upon the Company. Notwithstanding the foregoing, any action arising out of or based upon this Supplemental Indenture may be instituted in any other court of competent jurisdiction, including those in Singapore.
[The rest of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed, and attested, all as of the date and year first written above.

CHARTERED SEMICONDUCTOR MANUFACTURING LTD
By:	/s/ George Thomas

Name:	George Thomas

Title:	Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK, as Trustee
By:	/s/ Kenneth Cheong

Name:	Kenneth Cheong

Title:	Assistant Vice President

Exhibit A
This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository or a nominee of the Depository. This Security is exchangeable for Securities registered in the name of a person other than the Depository or its nominee only in the limited circumstances described in the Indenture, and may not be transferred except as a whole by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such a successor Depository.1
CHARTERED SEMICONDUCTOR MANUFACTURING LTD
5.75% Senior Notes due 2010

No.	US$
CUSIP No. 16133R AB 2
     Chartered Semiconductor Manufacturing Ltd, a corporation duly organized and existing under the laws of Singapore (herein called the “Company”, which term includes any successor Person under the Supplemental Indenture hereinafter referred to), for value received, hereby promises to pay to                      or registered assigns, at the office or agency of the Company referred to below, 100% of the principal sum of                      United States Dollars on August 3, 2010, at the office or agency of the Company referred to below, and to pay interest thereon in arrears commencing February 3, 2006 and semi-annually thereafter, on August 3, and February 3 in each year, at the rate of 5.75% per annum accruing from August 3, 2005 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, until the principal hereof is paid or duly provided for, and (to the extent lawful) to pay on demand interest on any overdue interest at the rate borne by the Senior Notes from the date on which such overdue interest becomes payable to the date payment of such interest has been made or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Supplemental Indenture, be paid to the Person in whose name this Senior Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the July 19 or January 19 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on the relevant Regular Record Date, and such overdue interest, and (to the extent lawful) interest on such overdue interest at the rate borne by the Senior Notes, may be paid to the Person in whose name this Senior Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Senior Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Senior Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Supplemental Indenture. Payment of the principal of and interest on this Senior Note will be made at the office or agency of the Company maintained for that purpose in The City of New York or at such other office or agency of the Company as may be maintained for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payments on a Senior Note in definitive certificated form can be made at the option of the Company by (i) check mailed to

[1]	This paragraph should be included only if the Note is issued in global form.

the address of the Person entitled thereto as such address shall appear on the Security Register or (ii) transfer to an account maintained by the payee located in the United States.
     Reference is hereby made to the further provisions of this Senior Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture, as supplemented by this Supplemental Indenture, or be valid or obligatory for any purpose.
     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

CHARTERED SEMICONDUCTOR MANUFACTURING LTD
By:

Name:

Dated:

CERTIFICATE OF AUTHENTICATION
This is one of the Senior Notes referred to in the within-mentioned Supplemental Indenture.

THE BANK OF NEW YORK, as Trustee
By:

Name:

Title:

[Form of Reverse of Senior Note]
5.75% Senior Notes due 2010
     Unless and until it is exchanged in whole or in part for Notes in certificated form, this Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.2
     This Senior Note is one of a duly authorized issue of securities of the Company designated as its 5.75% Senior Notes due 2010 (herein called the “Senior Notes”), limited (except as otherwise provided in the Supplemental Indenture referred to below) in aggregate principal amount of up to US$375,000,000, which may be issued under the indenture, dated as of April 2, 2001, between the Company and Wells Fargo Bank Minnesota, as originally executed and as it may from time to time be supplemented or amended by one or more supplemental indentures entered into between the Company and The Bank of New York pursuant to the applicable provisions thereof, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern this instrument and any such supplemental indenture, respectively (the “Indenture”), as supplemented by a third supplemental indenture (herein called the “Supplemental Indenture”), dated as of August 3, 2005, between the Company and The Bank of New York, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Supplemental Indenture), to which Indenture and Supplemental Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Senior Notes, and of the terms upon which the Senior Notes are, and are to be, authenticated and delivered.
     This Senior Note may be redeemed or repurchased as set forth in the Supplemental Indenture and summarized below. This Senior Note is redeemable at the option of the Company, in whole but not in part, on any date at a Redemption Price equal to the principal amount of this Senior Note, plus any accrued and unpaid interest to the Redemption Date, if the Company determines that, as a result of (A) any change in or amendment to the laws or regulations of Singapore or any authority of or in Singapore having power to tax, or rulings promulgated under any such laws or regulations or by any authority of or in Singapore having power to tax, (B) any change in the general application or official or judicial interpretation of any such laws, regulations or rulings, or (C) any change in the general application or official or judicial interpretation of, or any execution or amendment to, any treaty or treaties affecting taxation to which Singapore is a party, which change, execution or amendment, in each case, becomes effective on or after August 3, 2005, the Company has been or will be required to pay Additional Amounts with respect to the Senior Notes.
     This Senior Note, or a portion thereof equal to US$1,000 or any integral multiple thereof, is subject to repayment by the Company at the option of the Holder hereof upon the occurrence of certain Repayment Events described in Section 3.2 of the Supplemental Indenture (including events relating to change of control of the Company), at a Repayment Price equal to 101% of the principal amount of this

[2]	This paragraph should be included only if the Note is issued in global form.

Senior Note, plus any accrued and unpaid interest to the Repayment Date. In order to be repaid at the option of the Holder, this Senior Note, with the “Notice to Elect Repayment” form duly completed by the Holder hereof (or the Holder’s attorney duly authorized in writing), must be received by the Company at its office or agency maintained for that purpose in the Borough of Manhattan, The City of New York, or Singapore, not later than the date specified by the Company in its notice of the Repayment Event in accordance with Section 3.2 of the Supplemental Indenture. Exercise of such option by the Holder of this Senior Note shall be irrevocable unless waived by the Company.
     In the case of any redemption or repayment of Senior Notes, interest installments whose Stated Maturity is on or prior to the Redemption Date or Repayment Date will be payable to the Holders of such Senior Notes, or one or more Predecessor Securities, of record at the close of business on the relevant Regular Record Date referred to on the face hereof, as provided in the Supplemental Indenture. Senior Notes (or portions thereof) for whose redemption or repayment provision is made in accordance with the Supplemental Indenture shall cease to bear interest from and after the Redemption Date or Repayment Date (as applicable).
     If an Event of Default shall occur and be continuing, the principal of all the Senior Notes may be declared due and payable in the manner and with the effect provided in the Supplemental Indenture.
     The Supplemental Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Supplemental Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Senior Notes at the time Outstanding. The Supplemental Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Senior Notes at the time Outstanding, on behalf of the Holders of all the Senior Notes, to waive compliance by the Company with certain provisions of the Supplemental Indenture and certain past defaults under the Supplemental Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.
     As provided in and subject to the provisions of the Supplemental Indenture, the Holder of this Senior Note shall not have the right to institute any proceeding with respect to the Supplemental Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Senior Notes, the Holders of not less than 25% in principal amount of the Senior Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Senior Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Senior Note for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.
     No reference herein to the Supplemental Indenture and no provision of this Senior Note or of the Supplemental Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Senior Note at the times, place, and rate, and in the coin or currency, herein prescribed.
     As provided in the Supplemental Indenture and subject to certain limitations therein set forth, the transfer of this Senior Note is registrable on the Security Register of the Company, upon surrender of this Senior Note for registration of transfer at the office or agency of the Company maintained for such purpose in The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     The Senior Notes are issuable only in fully registered form without coupons in denominations of US$1,000 and any integral multiple thereof. As provided in the Supplemental Indenture and subject to certain limitations therein set forth, the Senior Notes are exchangeable for a like aggregate principal amount of Senior Notes of a different authorized denomination, as requested by the Holder surrendering the same.
     No service charge shall be made for any registration of transfer or exchange of Senior Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to the time of due presentment of this Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner hereof for all purposes, whether or not this Senior Note be overdue, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.
     All terms used in this Senior Note which are defined in the Supplemental Indenture shall have the meanings assigned to them in the Supplemental Indenture.

FORM OF NOTICE TO ELECT REPAYMENT
     The undersigned registered Holder of the within Senior Note hereby irrevocably requests and instructs the Company to repay this Senior Note (or the portion thereof specified below), pursuant to Section 3.2 of the Supplemental Indenture referred to in this Senior Note, on the “Repayment Date” specified in the Company’s notice of occurrence of the Repayment Event, at a Repayment Price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the Repayment Date, to the undersigned at:

(Name and Address of the Undersigned.)
     For this Notice to Elect Repayment to be effective, this Senior Note with the Notice to Elect Repayment duly completed must be received, not later than the day that is 10 days prior to the Repayment Date, as specified in the Company’s notice of occurrence of the Repayment Event, by the Company at its office or agency in the Borough of Manhattan, The City of New York.
     If less than the entire principal amount of the within Senior Note is to be repaid, specify the portion thereof (which shall be US$1,000 or an integral multiple thereof) which is to be repaid: US$                    .
     If less than the entire principal amount of the within Senior Note is to be repaid, specify the denomination(s) of the Senior Note(s) to be issued for the unpaid amount (US$1,000 or any integral multiple of US$1,000): US$                    .
Dated:

By:

Signature of Registered Holder

SCHEDULE OF EXCHANGES OF NOTES3
     The following exchanges of a part of this Global Note for other Notes have been made:

			Principal Amount of	Signature of
	Amount of	Amount of	this Global Note	authorized
	decrease in	increase in	following such	officer
	Principal Amount	Principal Amount	decrease (or	of Trustee or
Date of Exchange	of this Global Note	of this Global Note	increase)	Note Custodian

[3]	This should be included only if the Note is issued in global form.